Exhibit 99.1

Investor Relations

Bruce Lancaster / V.P., CFO

NEWS RELEASE

O.I. Corporation Announces Contract with the U.S. Army

College Station, Texas, March 19, 2007—O.I. Corporation (“OI”)(NASDAQ Symbol: OICO) today announced that it entered into a contract with the U.S. Army on March 12, 2007, to develop an “Online Inexpensive Total Organic Carbon Detector”. Under the contract, OI will design, assemble, and deliver a prototype Online Total Organic Carbon Detector for water analysis. The estimated Phase 1 value for the contract is $402,567 with a potential total contract value of $1,251,984. The company’s work on this project will begin immediately and will take place at the company’s facility in College Station, Texas, with the first phase having a period of performance not to exceed 4 months.

O.I. Corporation, dba OI Analytical, provides innovative products used for chemical analysis. The Company develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. The Company provides products used to digest, extract, and separate components of chemical mixtures. The Company provides application-specific solutions for the environmental, defense, pharmaceutical, food, beverage, petrochemical, chemical, semiconductor, power generation, and HVAC industries. Headquartered in College Station, Texas, the Company’s products are sold worldwide by direct sales, independent sales representatives, and distributors.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Visit the Company’s worldwide web site at:

http://www.oico.com

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